UNITED STATES

SECURITIES AND EXCHANGE COMMISSION

Washington, D.C. 20549

FORM 8-K

CURRENT REPORT

Pursuant to Section 13 or 15(d) of the

Securities Exchange Act of 1934

Date of Report (Date of earliest event reported): December 9, 2010

Snap-on Incorporated

(Exact name of registrant as specified in its charter)

Delaware	1-7724	39-0622040
(State or other jurisdiction of incorporation)	(Commission File Number)	(IRS Employer Identification No.)

2801 80th Street, Kenosha, WI 53143

(Address of principal executive offices)

(262) 656-5200

(Registrant’s telephone number, including area code)

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions:

☐	Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)

☐	Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)

☐	Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))

☐	Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

Item 1.01.	Entry into a Material Definitive Agreement.

On December 9, 2010, Snap-on Incorporated (the “Company”) entered into an Underwriting Agreement (the “Underwriting Agreement”) with Citigroup Global Markets Inc. and J.P. Morgan Securities LLC, as representatives of the several underwriters listed therein (collectively, the “Underwriters”) pursuant to which the Company agreed to sell and the Underwriters agreed to purchase, subject to and upon terms and conditions set forth therein, $250,000,000 aggregate principal amount of the Company’s 4.250% Notes due 2018 (the “Notes”).

The offering of the Notes closed on December 14, 2010.

The Notes were issued pursuant to the Indenture (the “Indenture”), dated as of January 8, 2007, between the Company and U.S. Bank National Association, as Trustee (the “Trustee”), and related officers’ certificate which established the terms of the Notes. The descriptions of the Indenture, the officers’ certificate and the Notes in this Current Report on Form 8-K are summaries and are qualified in their entirety by the terms of the Indenture, the officers’ certificate and the Notes, respectively.

The Company will pay interest on the Notes semi-annually on January 15 and July 15, beginning on July 15, 2011, to holders of record on the preceding January 1 and July 1, as the case may be. Interest will be calculated on the basis of a 360-day year consisting of twelve 30-day months. The 4.250% Notes due 2018 will mature on January 15, 2018, unless redeemed prior to that date.

The Notes are senior unsecured obligations of the Company and rank equally with all of the other existing and future unsecured and unsubordinated senior indebtedness of the Company. The Indenture includes covenants, including limitations on the Company’s ability, subject to exceptions, to incur debt secured by liens and to engage in sale and leaseback transactions. The Indenture also provides for events of default and further provides that the Trustee or the holders of not less than 25% in aggregate principal amount of the outstanding Notes may declare the Notes immediately due and payable upon the occurrence and during the continuance of any event of default after expiration of any applicable grace period. In the case of specified events of bankruptcy, insolvency, receivership or reorganization, the principal amount of the Notes and any accrued and unpaid interest on the Notes automatically become due and payable.

All or a portion of the Notes may be redeemed at the Company’s option in whole or in part, at any time and from time to time, prior to their stated maturity, at the make-whole redemption price set forth in the Notes. If a change of control repurchase event occurs, the Notes are subject to repurchase by the Company at a repurchase price in cash equal to 101% of the aggregate principal amount of the Notes repurchased plus any accrued and unpaid interest on the Notes repurchased to, but not including, the date of repurchase.

The Company anticipates using the net proceeds from the sale of the Notes for general corporate purposes, which may include working capital, capital expenditures, repayment of all or a portion of the Company’s $200 million 6.25% unsecured senior notes maturing in August 2011, financing of contract and finance receivables related to Snap-on Credit LLC, and possible acquisitions.

Item 2.03.	Creation of a Direct Financial Obligation or an Obligation under an Off-Balance Sheet Arrangement of the Registrant.

The information provided in Item 1.01 of this Current Report on Form 8-K pertaining to the Notes is incorporated by reference into this Item 2.03.

Item 9.01.	Financial Statements and Exhibits.

The following exhibits are being filed herewith:

(1.1)	Underwriting Agreement, dated as of December 9, 2010, among Snap-on Incorporated, Citigroup Global Markets Inc. and J.P. Morgan Securities LLC, as representatives of the several underwriters named therein.

(4.1)	Officers’ Certificate, dated as of December 14, 2010, establishing the terms of the $250,000,000 4.250% Notes due 2018.

(4.2)	Indenture, dated as of January 8, 2007, between Snap-on Incorporated and U.S. Bank National Association, as Trustee (incorporated by reference to Exhibit (4)(a) to Form S-3 Registration Statement (Registration No. 333-163814).

(5.1)	Legality opinion of Foley & Lardner LLP, counsel to the Company.

SIGNATURES

Pursuant to the requirements of the Securities Exchange Act of 1934, the registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

SNAP-ON INCORPORATED

Date: December 14, 2010	By:	/s/ Aldo Pagliari
Aldo Pagliari
Senior Vice President-Finance and Chief Financial Officer

Exhibit Index

(1.1)	Underwriting Agreement, dated as of December 9, 2010, among Snap-on Incorporated, Citigroup Global Markets Inc. and J.P. Morgan Securities LLC, as representatives of the several underwriters named therein.

(4.1)	Officers’ Certificate, dated as of December 14, 2010, establishing the terms of the $250,000,000 4.250% Notes due 2018.

(4.2)	Indenture, dated as of January 8, 2007, between Snap-on Incorporated and U.S. Bank National Association, as Trustee (incorporated by reference to Exhibit (4)(a) to Form S-3 Registration Statement (Registration No. 333-163814).

(5.1)	Legality opinion of Foley & Lardner LLP, counsel to the Company.